Exhibit 21.0

List of Subsidiaries

Registrant: Polonia Bancorp

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Polonia Bank	100%	United States
Polonia Bank Mutual Holding Company(1)	100%	Delaware
Community Abstract Agency(1)	100%	Pennsylvania

(1)	Wholly owned subsidiary of Polonia Bank.